Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)


                                                    Quarter
                                                ended October 31,
                                                1998        1997


Net loss applicable to common stock         $ (315,448) $ (574,175)


Common and common equivalent shares -
    diluted:
  Basic weighted average common shares
    outstanding                              5,990,979   5,954,886
  Adjustments for assumed exercise of
    stock options                                1,012*     67,857*
  Adjustments for assumed exercise of
    stock warrants                                  --*     30,113*
  Weighted average number of common and
    common equivalent shares outstanding     5,991,991   6,052,856

Net loss per share of common stock:
    Basic and diluted                       $    (0.05) $    (0.10)


* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item 601
(b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.